UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2013

GAMING AND LEISURE PROPERTIES, INC.

(Exact name of registrant as specified in chart)

PENNSYLVANIA (State or Other Jurisdiction of Incorporation or Organization)	001-36124 (Commission file number)	46-2116489 (IRS Employer Identification Number)

825 Berkshire Blvd., Suite 400
Wyomissing, PA 19610

(Address of principal executive offices)

610-401-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 9, 2013, Gaming and Leisure Properties, Inc. (the “Company”) issued a press release announcing that it has entered into an agreement (the “Purchase Agreement”) with Casino Queen, Inc. (“Casino Queen”) to acquire the real estate assets associated with the Casino Queen resort in East St. Louis, Illinois.

Pursuant to the Purchase Agreement, the Company has agreed to acquire the real property for $140 million. In addition, the Company will provide Casino Queen with a $43 million term loan, which, together with the sale proceeds, will be used to refinance and retire all or substantially all of Casino Queen’s outstanding long-term debt obligations.  As a condition of the purchase, the Company will lease the property back to Casino Queen on a triple net basis for approximately $14 million per year.  The term loan has a five year maturity at an interest rate of 7%. The initial lease term is 15 years, with an option to renew for four successive five year terms.  The transaction is subject to and requires approval from the Illinois Gaming Board and is expected to close by the end of the first quarter of 2014.

A copy of the press release announcing the Casino Queen transaction is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release, dated December 9, 2013

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 10, 2013	GAMING AND LEISURE PROPERTIES, INC.

	By:	/s/ Steven T. Snyder
	Name:	Steven T. Snyder
	Title:	Senior Vice President, Corporate Development

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated December 9, 2013